EXHIBIT 21

SUBSIDIARIES OF BRADLEY PHARMACEUTICALS, INC.

Doak Dermatologics, Inc.	New York
Bioglan Pharmaceuticals Corp.	Delaware
A. Aarons, Inc.	Delaware